Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-8464

Frank Madonia, General Counsel (423) 238-8414
FTI Consulting, Inc.
Mike Gaudreau millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2024 THIRD QUARTER RESULTS

CHATTANOOGA, Tenn., November 12, 2024/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the third quarter ended September 30, 2024.

For the third quarter of 2024, net sales were $314.3 million, an increase of 14.5%, compared to $274.6 million for the third quarter of 2023. The year over year improvement was predominantly due to increases in original equipment manufacturer (“OEM”) chassis deliveries after a normalization of the chassis market, compared to the prior year period. The increase was partially offset by delays in delivery of finished goods related to Hurricane Helene, which had an immaterial impact on our quarterly revenues in the low single-digit millions.

Gross profit for the third quarter of 2024 was $42.0 million, or 13.4% of net sales, compared to $42.9 million, or 15.6% of net sales, for the third quarter of 2023. The decrease in gross margin was driven by increased chassis shipments, compared to the third quarter of last year, when chassis shipments were significantly depressed.

Selling, general and administrative expenses were $22.3 million, or 7.1% of net sales, compared to $19.3 million, or 7.0% of net sales, in the prior year period. The increase in selling, general and administrative expenses was primarily due to additional executive compensation expense and incentives for all employees, including training and more competitive compensation to improve employee retention.

Net income in the third quarter of 2024 was $15.4 million, or $1.33 per diluted share, compared to net income of $17.5 million, or $1.52 per diluted share, in the prior year period, a decrease of 11.7% and 12.3%, respectively.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.19 per share, payable December 9, 2024, to shareholders of record at the close of business on December 2, 2024, the fifty-sixth consecutive quarter that the Company has paid a dividend. In addition, during the first three quarters of 2024, the Company has repurchased 45,000 shares of its common stock, representing $2.9 million of the $25.0 million repurchase program authorized by the Board of Directors in April 2024.

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MILLER INDUSTRIES REPORTS 2024 THIRD QUARTER RESULTS	PAGE 2

“I want to extend my sympathies to those impacted by the recent hurricanes in the Southeast and the extreme loss of life and property,” said William G. Miller, II, Chief Executive Officer of the Company. “We are not immune to these extreme weather events, and Hurricane Helene, in particular, had an impact on our operations. While the financial impact was thankfully marginal, our focus was on ensuring that our employees were safe, secure, and able to perform their jobs to the best of their ability. We are still assessing the hurricane’s impact on our production but expect its effect on fourth-quarter results to be minimal and expect that the marginal impact to revenue in the third quarter will be largely offset by a catch-up in invoicing in the fourth quarter.”

“Now moving to our quarterly results, we continue to see strong year-over-year revenue increases due to demand for our products across all regions. Our chassis shipments have normalized compared to the prior year and our production volumes were boosted by our operational efficiencies. While distributor retail deliveries remain consistent with 2023 levels, we have seen a decrease in order entry this quarter, though we believe that is largely due to timing of OEM chassis deliveries, distributor throughput capacity, and political uncertainty rather than a slowdown in retail demand. Fundamental demand drivers for our products remain strong, and we plan to continue manufacturing product at near record levels until our backlog returns to pre-pandemic and supply chain crisis levels. We will continue to analyze order intake and retail activity levels over the next few quarters as we reduce backlog closer to historical levels, to ensure that we provide our distribution network with maximum flexibility as we continue to focus on meeting the needs of our customers. Nevertheless, we feel confident that the stability of our supply chain and productivity improvements leave us well-positioned to continue driving improved results in the long term. We remain confident in our ability to achieve low double-digit topline growth along with significant improvement in profitability and free cash flow for full year 2024,” said Mr. Miller, II.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, November 13, 2024, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/XBb45Go5Oy7

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 20, 2024. The replay number is 1-844-512-2921, Passcode 13749822.

About Miller Industries

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2024 THIRD QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “continue”, “future”, “potential”, “believe”, “project”, “plan”, “intend”, “seek”, “estimate”, “predict”, “expect”, “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include without limitation any statements relating to the Company’s 2024 revenues, profitability, backlog, customer demand, and capital allocation plans, as well as expectations relating to the impacts of weather conditions or natural disasters, including hurricanes. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things the risks discussed in our filings with the Securities and Exchange Commission, including the risks set forth in Part I, Item 1A, “Risk Factors”  in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as supplemented  in Part II, Item 1A, “Risk Factors” in our subsequent Quarterly Reports on Form 10-Q, which discussion is incorporated herein by this reference. Such factors are not exclusive. Except as required by law, we expressly disclaim any obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2024	2023	Change	2024	2023	Change
NET SALES	$314,271	$274,568	14.5%	$1,035,593	$857,108	20.8%

COSTS OF OPERATIONS	272,245	231,700	17.5%	898,246	743,894	20.7%

GROSS PROFIT	42,026	42,868	-2.0%	137,347	113,214	21.3%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	22,326	19,318	15.6%	66,642	56,721	17.5%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	251	1,813	-86.2%	3,544	4,525	-21.7%

Other (Income) Expense, Net	(321)	(294)	9.2%	(341)	(842)	-59.5%

Total Expense, Net	22,256	20,837	6.8%	69,845	60,404	15.6%

INCOME BEFORE INCOME TAXES	19,770	22,031	-10.3%	67,502	52,810	27.8%

INCOME TAX PROVISION	4,345	4,572	-5.0%	14,540	11,214	29.7%

NET INCOME	$15,425	$17,459	-11.7%	$52,962	$41,596	27.3%

BASIC INCOME PER SHARE OF COMMON STOCK	$1.35	$1.53	-11.7%	$4.62	$3.64	27.1%

DILUTED INCOME PER SHARE OF COMMON STOCK	$1.33	$1.52	-12.3%	$4.57	$3.62	26.3%

CASH DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.19	$0.18	5.6%	$0.57	$0.54	5.6%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,447	11,446	0.0%	11,453	11,437	0.1%
Diluted	11,596	11,515	0.7%	11,593	11,495	0.9%

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MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,
	2024	December 31,
	(Unaudited)	2023
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$40,600	$29,909
Accounts receivable, net of allowance for credit losses of $1,691 and $1,527 at September 30, 2024 and December 31, 2023, respectively	374,029	286,138
Inventories, net	190,345	189,807
Prepaid expenses	10,485	4,617
Total current assets	615,459	510,471
NON-CURRENT ASSETS:
Property, plant and equipment, net	118,569	115,072
Right-of-use assets – operating leases	595	826
Goodwill	19,998	20,022
Other assets	725	819
TOTAL ASSETS	$755,346	$647,210

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$234,216	$191,782
Accrued liabilities	54,801	40,793
Income taxes payable	1,462	1,819
Current portion of operating lease obligation	309	320
Total current liabilities	290,788	234,714
NON-CURRENT LIABILITIES:
Long-term obligations	65,000	60,000
Non-current portion of operating lease obligation	286	506
Deferred income tax liabilities	4,082	4,070
TOTAL LIABILITIES	360,156	299,290

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share:
Authorized – 5,000,000 shares, Issued – none	—	—
Common stock, $0.01 par value per share:
Authorized – 100,000,000 shares, Issued – 11,439,292 and 11,445,640 shares at September 30, 2024 and December 31, 2023, respectively	114	114
Additional paid-in capital	152,933	153,574
Retained earnings	246,578	200,165
Accumulated other comprehensive loss	(4,435)	(5,933)
TOTAL SHAREHOLDERS’ EQUITY	395,190	347,920
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$755,346	$647,210